As filed with the Securities and Exchange Commission on August 8, 2016

Registration No. 333-200594

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Industrial Logistics Realty Trust Inc.

(Exact name of registrant as specified in governing instruments)

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 339-3650

(Address of principal executive offices)

Dwight L. Merriman III

Chief Executive Officer

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 339-3650

(Name, address and telephone number of agent for service)

copies to:

Judith D. Fryer, Esq.

Alice L. Connaughton, Esq.

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

(212) 801-9200

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-200594

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-200594) of Industrial Logistics Realty Trust Inc. is filed solely to update and replace an exhibit previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement by the filing of this Post-Effective Amendment, other than Item 36(b) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	Exhibits. The following exhibit is filed as part of this Registration Statement:

Exhibit Number	Exhibit

5.1	Opinion of Venable LLP, dated August 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado on August 8, 2016.

INDUSTRIAL LOGISTICS REALTY TRUST INC.

By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

By: /s/ DWIGHT L. MERRIMAN III	Chief Executive Officer and Director	August 8, 2016
Dwight L. Merriman III	(Principal Executive Officer)

By: /s/ EVAN H. ZUCKER	Chairman of the Board of Directors and	August 8, 2016
Evan H. Zucker	Director

By: /s/ THOMAS G. MCGONAGLE	Chief Financial Officer	August 8, 2016
Thomas G. McGonagle	(Principal Financial Officer and Principal Accounting Officer)

By: *	Director	August 8, 2016
Marshall M. Burton

By: *	Director	August 8, 2016
Charles B. Duke

By: *	Director	August 8, 2016
Stanley A. Moore

By: *	Director	August 8, 2016
John S. Hagestad

*	Signed on behalf of the named individuals by Thomas G. McGonagle under power of attorney.